FOR IMMEDIATE RELEASE

CFR Pharmaceuticals S.A.

(Incorporated in the Republic of Chile)

Chilean Tax ID: 76,116,242-K

Securities Regulation Registry number: 1067

Share code: CFR ISIN: CL0001762831

DISTRIBUTION OF CIRCULAR TO ADCOCK INGRAM SHAREHOLDERS IN RESPECT OF A SCHEME OF ARRANGEMENT AND POSTING OF CFR COMBINED PROSPECTUS AND PRE-LISTING STATEMENT

Santiago, Chile. 19 November 2013 (GLOBE NEWSWIRE) --- CFR Pharmaceuticals S.A. (SSE: CFR), the Chilean multinational emerging markets pharmaceutical company, leader in specialties and prescription medicines, today announced that the circular (“Circular”) containing details of the scheme of arrangement (“Scheme”) and incorporating notices of meetings of Adcock Ingram shareholders, forms of proxy and an election, surrender and transfer form and CFR’s combined prospectus and pre-listing statement (“Prospectus”), has been distributed to Adcock Ingram shareholders. An announcement (“Announcement”) of the distribution of the Circular and the Prospectus was made on the Stock Exchange News Service operated by the JSE Limited on November 18, 2013. Also, a supplement to the Circular will be distributed to Adcock Ingram shareholders as soon as is reasonably possible stating that the Takeover Regulation Panel has requested that certain holders of a separate class of shares may not vote those shares at one of the shareholder meetings to approve the Scheme and that a certain letter of support from a shareholder in relation to the Scheme has to lie open for inspection.

Adcock Ingram shareholders are advised that the Circular and the Prospectus are available on Adcock Ingram’s website www.adcock.com. Copies of the Circular and the Prospectus may also be obtained from the registered office of Adcock Ingram and the financial adviser to Adcock Ingram, details of which are set out in the Circular.

The Circular, together with a non-official translation thereof into Spanish, will be filed with the Superintendencia de Valores y Seguros (“SVS”), as required by the Chilean Securities Market Law, with a copy to all stock exchanges on which CFR’s shares are currently listed in Chile, and published on CFR’s website www.cfr-corp.com.

All terms defined in this announcement that are not defined herein shall bear the same meanings to those set out in the Circular.

Not for release, publication or distribution, in whole or in part, in or into or from any jurisdiction unless authorized where to do so would constitute a violation of the relevant laws of such jurisdiction.

Enquiries

Deneb Schiele

Head of Investor Relations

Phone +562 2350 5320

Email dschiele@cfr-corp.com

Media contact

Amelia Soares

College Hill South Africa

Phone: +27 11 447 3030

Email: Amelia.soares@collegehill.co.za

About CFR

CFR is a multinational pharmaceutical corporation with a leading position in Latin America and operations in 15 countries in that region. It is the leading pharmaceutical company in Chile, Colombia and Peru, and also has presence in Vietnam, Canada and the United Kingdom, focusing on the research, development, production and sale of branded specialty pharmaceutical products, complex Injectables, and OTC products. CFR has its origins in 1922 and it was listed on the Santiago Stock Exchange in 2011 on a successful IPO –more than ten times oversubscribed– becoming the only publicly traded pan-Latin American pharmaceutical company. CFR has a market capitalization of US$2 billion, employs over 7,000 people including 2,000 sales representatives. CFR's growth strategy focuses on markets in the Americas, Europe and Asia with expansion plans into emerging markets with high growth potential

GOVERNING LAW AND JURISDICTION

The Scheme is governed by the laws of South Africa. Each of CFR and Adcock Ingram has consented to the non-exclusive jurisdiction of the South Gauteng High Court, Johannesburg.

None of this press release, the Circular, the Prospectus or the Announcement, are intended to, and do not, constitute, or form part of, an offer to sell or an invitation to purchase or subscribe for any securities or a solicitation of any vote or approval in any jurisdiction. None of this press release, the Circular, the Prospectus or the Announcement, constitutes a prospectus or a prospectus equivalent document. Investors are advised to read carefully the Circular, which will contain the full terms and conditions of the Scheme. Any decision to accept the Scheme or other response to the proposals should be made only on the basis of the information contained in the Circular.

This press release is made in connection of an offer for the securities of a South African company by means of the Scheme. The offer is subject to disclosure requirements under South African law that are different from those of the United States and Chile. Financial statements included in the Scheme or the Prospectus have been prepared in accordance with South African accounting standards that may not be comparable to the financial statements of United States or Chilean companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the United States federal securities laws, since Adcock Ingram is located in South Africa, and all of its officers and directors reside outside of the United States. You may not be able to sue Adcock Ingram or its officers or directors in a foreign court, including South African courts, for violations of the Unites States securities laws. It may be difficult to compel Adcock Ingram and its affiliates to subject themselves to a United States court's judgment.

You should be aware that CFR may purchase ordinary shares of Adcock Ingram otherwise than under the offer, such as in open market or privately negotiated purchases.

FORWARD-LOOKING STATEMENTS

This press release, the Circular, the Prospectus and the Announcement include forward-looking statements with respect to the financial condition, results of operations and businesses of CFR and Adcock Ingram and certain plans and objectives of the boards of CFR and Adcock Ingram with respect to them. These forward-looking statements can be identified by the fact that they do not relate only to historical or current facts. Forward-looking statements often use words such as “anticipate”, “expect”, “estimate”, “intend”, “plan”, “goal”, “believe”, “will”, “may”, “should”, “would”, “could”, or other words of similar meaning. These statements are based on assumptions and assessments made by the boards of CFR and Adcock Ingram in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe appropriate. By their nature, forward-looking statements involve risk and uncertainty, because they relate to events and depend on circumstances that will occur in the future and the factors described in the context of such forward-looking statements in this announcement could cause actual results and developments to differ materially from those expressed in or implied by such forward-looking statements. These risks and uncertainties include, among others, the risk that the Scheme is not completed, including the risk that required shareholder and regulatory approvals for the Scheme may not be obtained; diversion of management’s attention away from other business concerns; the risks associated with the development, generally, of the combined company’s overall strategic objectives; the ability of the combined company to build additional value in its business; the existence of unanticipated technical, commercial or other setbacks related to the combined company’s products and services; and the other risks set forth in the Prospectus. The combined company may not successfully integrate the operations of CFR and Adcock Ingram in a timely manner, or at all, and the combined company may not realize the anticipated benefits or synergies of the Scheme.